Exhibit 99.1

Cara Therapeutics Reports Second Quarter 2019 Financial Results

– Conference call today at 4:30 p.m. ET –

STAMFORD, Conn., August 7, 2019 – Cara Therapeutics, Inc. (Nasdaq: CARA), a biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pruritus by selectively targeting peripheral kappa opioid receptors, today announced financial results and operational highlights for the second quarter ended June 30, 2019.

“We were very pleased with the progress made across our late stage clinical pipeline this quarter, including positive top-line data from our KALM-1 pivotal Phase 3 trial of KORSUVA Injection for chronic kidney disease-associated pruritus (CKD-aP) in hemodialysis patients, as well as the successful completion of the Interim Statistical Assessment of our Phase 2 trial of Oral KORSUVA™ for CKD-aP in non-hemodialysis patients,” said Derek Chalmers, Ph.D., D.Sc., President and Chief Executive Officer of Cara Therapeutics. “With a strengthened balance sheet from our recently completed follow-on offering, the Company is well positioned to deliver on a number of significant clinical milestones by year end, including top-line data from both our KALM-2 pivotal Phase 3 trial and Oral KORSUVA™ Phase 2 CKD-aP trial.”

Second Quarter and Recent Developments:

Follow-on Public Offering

In July 2019, the Company issued and sold 6,325,000 shares of its common stock in a follow-on public offering, which includes the full exercise of the underwriters’ option to purchase 825,000 additional shares of common stock at $23.00 per share. The Company received net proceeds of approximately $136.4 million after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

KORSUVA™ (CR845/difelikefalin) Injection Phase 3 Program: Chronic Kidney Disease-Associated Pruritus (CKD-aP): Hemodialysis

In May 2019, the Company announced positive top-line data from the KALM-1 pivotal Phase 3 trial of KORSUVA Injection in hemodialysis patients with moderate-to-severe CKD-aP. The trial met the primary endpoint, with a statistically significant improvement in the proportion of patients on KORSUVA Injection achieving a three-point or greater improvement in the mean Worst Itching Intensity Numeric Rating Scale versus placebo (p=0.000019). In addition, the trial also met all secondary endpoints and was generally well-tolerated through 12 weeks of treatment with a safety profile consistent with prior clinical trials.

The Company continues to enroll patients in the United States, Europe and Asia Pacific in KALM-2, the global Phase 3 efficacy trial of KORSUVA Injection. Based on current patient enrollment projections, the Company expects top-line data from this trial in the fourth quarter of 2019.

Additionally, the Company continues to enroll two open-label safety trials, both of which are expected to support worldwide registration filings of KORSUVA Injection. The Company’s long-term, 52-week open-label Phase 3 safety trial continues to progress, with approximately 165 patients having completed at least 6 months of treatment and over 50% of these patients having completed 1 year of treatment. The Company’s 12-week open-label safety trial, launched this quarter, is expected to enroll up to 400 patients.

Oral KORSUVA: CKD-aP: Non-Hemodialysis

In July 2019, based on the recommendation of the Independent Data Monitoring Committee, the Company announced that the Phase 2 trial of Oral KORSUVA will continue as planned with no changes to the original enrollment target of 240 stage III-V CKD patients with moderate-to-severe CKD-aP. The prespecified interim conditional power assessment was conducted after approximately 50% of the 240 patients had completed the designated 12-week treatment period. The Company also announced the completion of enrollment in the Phase 2 trial and expects top-line data from this trial in the fourth quarter of 2019.

Oral KORSUVA: Atopic Dermatitis (AD)

In July 2019, the Company announced the initiation of a Phase 2 trial of Oral KORSUVA for the treatment of pruritus in patients with AD, evaluating the safety and efficacy of three tablet strengths (0.25 mg, 0.5 mg and 1.0 mg, twice daily) of Oral KORSUVA versus placebo for 12 weeks, followed by a 4-week active extension phase.

Oral KORSUVA: Chronic Liver Disease-Associated Pruritus (CLD-aP): Primary Biliary Cholangitis (PBC)

In June 2019, the Company announced the initiation of a Phase 2 trial of Oral KORSUVA for the treatment of pruritus in patients with hepatic impairment due to PBC. The trial is evaluating the safety and efficacy of Oral KOSRUVA (1 mg tablet, twice daily) versus placebo for 16 weeks.

Upcoming Activities

The Company expects to make presentations at the following conferences:

•	Cantor Fitzgerald Global Healthcare Conference, October 2-4, 2019

•	European Academy of Dermatology and Venereology, October 9-13, 2019

•	Stifel Healthcare Conference, November 19-20, 2019

•	Jefferies Global Healthcare Conference, November 20-21, 2019

•	Piper Jaffray Health Care Conference, December 3-5, 2019

Second Quarter 2019 Financial Results

Net Loss: The Company reported a net loss of $23.0 million, or $0.58 per basic and diluted share, for the second quarter of 2019 compared to a net loss of $17.2 million, or $0.52 per basic and diluted share, for the second quarter of 2018.

Revenues: Total revenue of $5.2 million and $2.9 million for the three months ended June 30, 2019 and 2018, respectively, consisted of license and milestone fees revenue that was recognized by the Company related to its license agreement with Vifor Fresenius Medical Care Renal Pharma Ltd.

Research and Development (R&D) Expenses: R&D expenses were $24.4 million for the three months ended June 30, 2019 compared to $17.0 million for the three months ended June 30, 2018. The higher R&D expenses in 2019 were primarily due to a net increase in clinical trial costs, as well as increases in stock-based compensation expense and payroll and related costs.

General and Administrative (G&A) Expenses: G&A expenses were $5.0 million for the three months ended June 30, 2019 compared to $3.7 million for the three months ended June 30, 2018. The increase in 2019 was primarily due to increases in stock-based compensation expense, payroll and related costs, and franchise taxes.

Other Income: Other income was $947,000 for the three months ended June 30, 2019 compared to $467,000 for the three months ended June 30, 2018. The increase in 2019 was due to an increase in interest and accretion income resulting from a higher average balance of the Company’s portfolio of investments in the 2019 period.

Cash and Cash Equivalents and Marketable Securities Position: At June 30, 2019, cash and cash equivalents and marketable securities totaled $135.6 million compared to $182.8 million at December 31, 2018. The decrease in the balance of cash and cash equivalents and marketable securities primarily resulted from cash used in operations of $52.4 million, partially offset by proceeds of $4.2 million from the exercise of stock options.

Additionally, in July 2019, the Company raised approximately $136.4 million in net proceeds from a public offering of 6,325,000 shares of its common stock.

Financial Guidance

Based on timing expectations and projected costs for current clinical development plans, Cara expects that its existing cash and cash equivalents and available-for-sale marketable securities as of June 30, 2019, as well as approximately $136.4 million of net proceeds from the Company’s public offering in July 2019, will be sufficient to fund its currently anticipated operating expenses and capital expenditures into the second half of 2021, without giving effect to any potential milestone payments under existing collaborations.

Conference Call

Cara management will host a conference call today at 4:30 p.m. ET to discuss second quarter 2019 financial results and provide a business update.

To participate in the conference call, please dial (855) 445-2816 (domestic) or (484) 756-4300 (international) and refer to conference ID 6576266. A live webcast of the call can be accessed under “Events & Presentations” in the News & Investors section of the Company’s website at www.CaraTherapeutics.com.

An archived webcast recording will be available on the Cara website beginning approximately two hours after the call.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pruritus by selectively targeting peripheral kappa opioid receptors, or KORs. Cara is developing a novel and proprietary class of product candidates, led by KORSUVA (CR845/difelikefalin), a first-in-class KOR agonist that targets KORs located in the peripheral nervous system, and on immune cells. In a Phase 3 and two Phase 2 trials, KORSUVA (CR845/difelikefalin) Injection has demonstrated statistically significant reductions in itch intensity and concomitant improvement in pruritus-related quality of life measures in hemodialysis patients with moderate-to-severe CKD-aP and is currently being investigated in Phase 3 trials in hemodialysis patients with CKD-aP. Oral KORSUVA is in Phase 2 trials for the treatment of pruritus in patients with CKD, AD and PBC.

The FDA has conditionally accepted KORSUVA as the trade name for difelikefalin injection. CR845/difelikefalin is an investigational drug product and its safety and efficacy have not been fully evaluated by any regulatory authority.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the expected timing of the data readouts from the Company’s ongoing clinical trials, the expected timing for initiation of the Company’s planned clinical trials, the potential results of ongoing and planned clinical trials, future regulatory and development milestones for the Company’s product candidates, the potential for the Company’s product candidates to be alternatives in the therapeutic areas investigated, and the Company’s expected cash reach. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Financial tables follow

CARA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
License and milestone fees revenue	$5,208	$2,874	$9,450	$2,874
Clinical compound revenue	—	—	140	—

Total revenue	5,208	2,874	9,590	2,874

Operating expenses:
Research and development	24,356	17,002	47,964	30,429
General and administrative	4,994	3,685	8,902	7,382

Total operating expenses	29,350	20,687	56,866	37,811

Operating loss	(24,142)	(17,813)	(47,276)	(34,937)
Other income	947	467	2,036	778

Loss before benefit from income taxes	(23,195)	(17,346)	(45,240)	(34,159)
Benefit from income taxes	235	152	320	198

Net loss	$(22,960)	$(17,194)	$(44,920)	$(33,961)

Net loss per share:
Basic and Diluted	$(0.58)	$(0.52)	$(1.13)	$(1.03)

Weighted average shares:
Basic and Diluted	39,818,162	33,315,809	39,685,954	33,000,487

CARA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$18,494	$15,081
Marketable securities	96,815	146,302
Income tax receivable	984	664
Other receivables	605	926
Prepaid expenses	7,512	4,805
Restricted cash, current	361	361

Total current assets	124,771	168,139
Operating lease right-of-use asset	3,344	—
Marketable securities, non-current	20,320	21,396
Property and equipment, net	798	880
Restricted cash	408	408

Total assets	$149,641	$190,823

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$12,766	$13,622
Operating lease liability, current	923	—
Current portion of deferred revenue	26,473	26,825

Total current liabilities	40,162	40,447
Operating lease liability, non-current	3,849	—
Deferred revenue, non-current	6,085	15,184
Deferred lease obligation	—	1,562
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	40	39
Additional paid-in capital	438,614	428,059
Accumulated deficit	(339,274)	(294,354)
Accumulated other comprehensive income (loss)	165	(114)

Total stockholders’ equity	99,545	133,630

Total liabilities and stockholders’ equity	$149,641	$190,823

INVESTOR CONTACT:

Jane Urheim

Stern Investor Relations, Inc.

212-362-1200

Jane.Urheim@SternIR.com

MEDIA CONTACT:

Annie Starr

6 Degrees

973-415-8838

astarr@6degreespr.com